Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

For Immediate Release

ANDREW VOLLERO JOINS TAILORED BRANDS BOARD OF DIRECTORS

FREMONT, CA – November 18, 2019 – Tailored Brands, Inc. (NYSE: TLRD)  today announced that Andrew (“Drew”) Vollero will join its Board of Directors and serve as a member of the audit committee.  The Tailored Brands Board of Directors is now comprised of a total of eight members, six of whom are independent.

“We continue to strengthen our board with skills and experiences that align with our strategy to position Tailored Brands for long-term sustainable growth in a dynamic and rapidly changing environment,” said Tailored Brands Chairman of the Board Theo Killion.  “Drew brings to us deep experience in all aspects of finance and accounting, including capital allocation and investor relations.  His financial and general corporate leadership experience spans navigating challenging turnarounds to building high growth businesses.  In addition, we believe Drew will provide valuable insights as we further develop our data analytics, digital and omni-channel efforts, and meet the needs of a younger demographic.”

Mr. Vollero has extensive finance leadership and general management experience at major technology and consumer companies such as Snap, Inc., Mattel, Inc. and Taco Bell (a division of PepsiCo., spun off as part of Yum Brands).  Since October 2018, he has served as chief financial officer for Allied Universal, a leading security and facility services company with revenues exceeding $7 billion.  Previously, Mr. Vollero was chief financial officer and chief accounting officer of Snap, Inc., where he built the finance function, prepared the company for its initial public offering and developed Snap, Inc.’s “Path to Profitability” strategy.  At Mattel, Inc., Drew helped launch and drive the company’s turnaround strategy, was responsible for all aspects of mergers and acquisitions, partnered with executive management and the board on capital allocation strategy, and led investor relations.  At Taco Bell, Mr. Vollero held a wide array of leadership roles spanning strategic planning, financial planning and analysis, accounting, marketing and general management.

Mr. Vollero holds a Masters of Science Degree in Management from Oxford University and graduated Magna Cum Laude from Yale with a Bachelor of Arts in Mathematics and Economics.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at

www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, and www.kgstores.com.

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